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                                                                  Exhibit 10.28


                        [BENZ ENERGY, LTD. LETTERHEAD]


                                                               November 10, 1998


Mr. Joe U. Flores
Mobil Exploration & Production U.S. Inc.
12450 Greenspoint Drive
Houston, Texas 77060-1991


RE:  Old Ocean
     Matagorda and Brazoria County, Texas


Dear Mr. Flores:

     Pursuant to our discussion of November 9, 1998, Benz Energy, Ltd. ("Benz") hereby offers the sum of Two Million Dollars ($2,000,000), net of any other consideration or credit as hereinafter provided, for the acquisition of all rights, title and interests in and to any mineral interest, real or beneficial, that Mobil Producing Texas & New Mexico Inc. ("Mobil") owns: (i) below the base of the deepest unitized formation in the Old Ocean Unit, which is defined in that certain Old Ocean Field Unitization Agreement dated January 30, 1947 and recorded in Volume 176 at page 55 of the Deed Records of Matagorda County, Texas. The deepest producing formation is commonly referred to as the "Larsen Sand," which is identified by electric log as the interval between 10,320' and 10,690' measured depth, in the J.S. Abercrombie Co. and Magnolia Petroleum Co. BRLD - #16 (currently referred to as Old Ocean Unit Well #79), and (ii) in that certain unrecorded Agreement, by and between Mobil Producing Texas & New Mexico Inc., Amoco Production Company and Cheyenne Petroleum Company and dated by amendment effective October 15, 1997, governing operations for a geophysical 3D survey and exploration for oil and gas. For purposes of this offer it is the understanding of Benz that Mobil's undivided working interest is not less than
39.325 Armstrong Zone 36% of 8/8ths interest in the leasehold estate covering the Old Ocean Unit. Any representation of offer by Benz is contingent upon Mobil selling all of its rights, title and interests in (i) and (ii) above to Benz.

     As additional consideration Benz will provide Mobil with a seismic license to the 3D survey currently being acquired covering lands defined as the Old Ocean Unit and provide adequate "tails" to ensure a sufficient amount of coverage for interpretation of the shallow rights reserved by Mobil. Said license will be transferable one (1) time to any party who acquires all of the rights, title

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and interests of Mobil from the surface of the earth to the base of the
Larsen Sand in the Old Ocean Unit and will cover only those lands defined as the Old Ocean Unit.

     Any conveyance of interest by Mobil would be subject to the following:

     1. Mobil will retain an overriding royalty interest on any mineral interest covering the Old Ocean Unit equal to the difference between twenty percent (20%) and burdens, but in no event greater than three percent (3%) of 8/8ths.

     2. Mobil will retain overriding royalty interest on any oil, gas and mineral leases acquired by Benz covering lands outside the Old Ocean Unit but within the AMI boundary of the Agreement, which Mobil is selling to Benz of two percent (2%) of 8/8ths. By previous letter dated July 17, 1998 Mobil elected to participate for its proportionate share in certain Geophysical Option Agreements acquired by Benz within the AMI pursuant to the above referenced Agreement. Pursuant to the terms and conditions of this letter proposal, Benz shall credit Mobil for its proportionate share of the option election in the amount of $565,035.53.

     3. Sale of Mobil's mineral interest in the Old Ocean Unit below the base of the Larsen Sand will be conveyed by means of a Term Assignment and Sublease. The "Term Assignment and Sublease" will be for a period of ten (10) years from the effective date of such assignment. Upon termination of the ten
(10) year term all lands within the Old Ocean Unit previously assigned and subleased by Mobil to Benz not allocated to a Development Area, not to exceed 2,000 acres in size, unless otherwise mutually agreed to by Mobil and Benz shall automatically revert to Mobil. For definition purposes, a "Development Area" shall be defined as any number of acres reasonably attributable and supporting development of a particular well which is completed as a producer in paying quantities from depths below the Larsen Sand.

     4. Upon execution of this letter and when contractually permitted, Mobil will provide Benz access to, and copies of, all geological and subsurface (well and reservoir) information in its possession covering the Old Ocean Unit. Benz will have the right to disclose such information to third parties without restriction.

     This offer will expire at the close of business Tuesday, November 10, 1998 in the event Mobil fails to accept this offer as hereinafter provided.


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     Upon acceptance as herein provided the parties shall immediately begin negotiating in good faith to formalize a "Purchase and Sale Agreement" which will be executed within ten (10) business days. The Term Assignment and Sublease will be executed simultaneously with closing which will occur on or before December 15, 1998.

Should you have any questions or comments, please advise.


Very truly yours,

         /s/ R. Hiram Lucius
-------------------------------------
R. Hiram Lucius, CPL
Coordinator and Contract Negotiations


AGREED TO AND ACCEPTED THIS 10TH DAY OF NOVEMBER, 1998.
                            ----        --------

Mobil Exploration & Production U.S. Inc.
As Agent for Mobil Producing Texas & New Mexico Inc.


           /s/ K. R. Hemrighaus
-----------------------------------------

By:          K. R. Hemrighaus
   --------------------------------------

Title:   Producing Manager--South Texas
       ----------------------------------


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